Exhibit 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Christine M. Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS FOURTH QUARTER AND YEAR-END 2010 FINANCIAL RESULTS

PORTLAND, OR – March 23, 2011 – Bioject Medical Technologies Inc. (OTCBB: BJCT), an innovative developer and manufacturer of needle-free injection therapy systems, today reported financial results for the year and quarter ended December 31, 2010.

For the year ended December 31, 2010, Bioject reported revenues of $5.6 million compared to revenues of $6.7 million in 2009. Product sales were $5.1 million in 2010 compared to $6.1 million in 2009. License and technology fees for 2010 were $431,000 compared to $599,000 in 2009. The Company reported an operating loss of $1.7 million and net loss allocable to common shareholders of $1.6 million for 2010, compared to an operating loss of $884,000 and net loss allocable to common shareholders of $1.1 million for 2009. Included in the 2010 operating loss was $989,000 in non-cash charges comprised of $407,000 of non-cash compensation expense related to the fair value of options, restricted stock and other stock issuances and $582,000 of depreciation, amortization and patent write-offs, compared to $1.1 million in non-cash charges for the prior year period comprised of $374,000 in non-cash compensation expense and $728,000 of depreciation, amortization and patent write-offs in 2009. Other income in 2010 was $214,000 related to the Qualifying Therapeutic Discovery Project funds received in November 2010. Cash at December 31, 2010 was $0.2 million.

Basic and diluted net loss per share allocable to common shareholders for the year ended December 31, 2010 was $0.09 per share on 17.8 million weighted average shares outstanding compared to a net loss per share allocable to common shareholders of $0.07 per share on 17.0 million weighted average shares outstanding for 2009.

For the quarter ended December 31, 2010, Bioject reported revenues of $1.7 million, compared to revenues of $1.5 million in the comparable year ago quarter. Product sales were $1.6 million compared to fourth quarter 2009 product sales of $1.3 million. The Company reported a quarterly operating loss and a net loss allocable to common shareholders of $256,000 and $67,000, respectively, in the fourth quarter of 2010 compared to an operating loss and a net loss allocable to common shareholders of $390,000 and $395,000, respectively, in the comparable year ago period.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended December 31, 2010 was $0.00 per share on 18.0 million weighted average shares outstanding compared to a net loss of $0.02 per share on 17.2 million weighted average shares outstanding for the same period last year.

“While the challenges of lower revenue for the year negatively impacted our operating loss, we are encouraged that revenue and product sales increased in the fourth quarter of 2010 as compared to the prior year-ago time period as well as the previous quarter,” said Ralph Makar, Bioject’s President and Chief Executive Officer. “Available cash on hand remains as a major concern and we continue to explore additional ways to improve our cash and cash flow, including enhancing our supply chain management processes with one of our key customers,” said Ralph Makar. “We believe that the strategic investments made during 2010 to secure new business may begin to yield results during 2011 and those, combined with a number of unexpected orders received in 2011, may provide the extra resources necessary to help us overcome the challenges which still lie ahead,” indicated Mr. Makar.

The Company will conduct a conference call to review fourth quarter and year-end results for the year ended December 31, 2010, on Thursday, March 24, 2011 at 10:00 a.m. Eastern Time. A live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, USA, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. Bioject is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies, as well as research, global health and government organizations.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to new or additional agreements with strategic partners, strategic opportunities, new business, revenues, customer supply chain management processes, improvements in cash and cash flows, orders, and its ability to continue operating. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the B2000, ZetaJet™, Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or other new business relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that additional capital may not be available on acceptable terms, if at all, the risk that the Company may not receive orders, whether anticipated or unanticipated, the supply chain management process improvement may not be implemented or may not improve the Company’s cash position or cash flows, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
RESULTS OF OPERATIONS:
Revenue
Net sales of products	$1,586	$1,254	$5,146	$6,093
Licensing and technology fees	127	243	431	599

	1,713	1,497	5,577	6,692

Expenses
Manufacturing	1,198	945	3,864	4,068
Research and development	345	482	1,355	1,563
Selling, general and administrative	426	460	2,046	1,945

Total operating expenses	1,969	1,887	7,265	7,576

Operating loss	(256)	(390)	(1,688)	(884)

Interest expense, net	(1)	(45)	(34)	(185)
Other income	214	—	214	—
Change in fair value of derivative liabilities	—	56	33	(10)

Net Loss	(43)	(379)	(1,475)	(1,079)

Preferred stock dividend	(24)	(16)	(97)	(53)

Net loss allocable to common shareholders	$(67)	$(395)	$(1,572)	$(1,132)

Basic and diluted net loss per common share	$(0.00)	$(0.02)	$(0.09)	$(0.07)

Shares used in per share calculations	18,043,026	17,241,082	17,841,974	17,027,748

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Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash	$180	$1,146
Accounts receivable	838	899
Inventories	627	868
Other	70	21

	1,715	2,934

Property and equipment, net	645	1,070
Other assets, net	1,310	1,252

Total assets	$3,670	$5,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$—	$125
Accounts payable and accrued liabilities	1,652	1,805
Derivative liabilities	—	32
Deferred revenue	176	276

	1,828	2,238

Long term liabilities:
Deferred revenue	1,136	1,222
Other long-term liabilities	325	348

Shareholders’ equity:
Preferred stock	9,380	9,282
Common stock	114,763	114,355
Accumulated deficit	(123,762)	(122,189)

	381	1,448

Total liabilities and shareholders’ equity	$3,670	$5,256